Exhibit 99.1

Hall of Fame Village Project Awarded

$9.8 Million from State of Ohio

FOR IMMEDIATE RELEASE

CANTON, Ohio (June 28, 2024) – Hall of Fame Resort & Entertainment Company (NASDAQ: HOFV, HOFVW) (the “Company”), the only resort, entertainment and media company centered around the power of professional football, announced today that Hall of Fame Village has been awarded a $9.8 Million grant from the State of Ohio’s One Time Strategic Community Investments in support of the development of the Village.

“We continue to be grateful for the tremendous leadership of Senate President Pro Tempore Kirk Schuring, Representative Scott Oeslager as well as Senate President Matt Huffman, and the many other civic leaders within the State of Ohio for their continued support of our Hall of Fame Village project,” shared Hall of Fame Resort & Entertainment President and CEO Michael Crawford. “The award of this grant speaks to the state’s belief in the social and economic impact we are already having in our community and throughout northeast Ohio.”

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About Hall of Fame Resort & Entertainment Company

Hall of Fame Resort & Entertainment Company (NASDAQ: HOFV, HOFVW) is a resort and entertainment company leveraging the power and popularity of professional football and its legendary players in partnership with the Pro Football Hall of Fame. Headquartered in Canton, Ohio, the Hall of Fame Resort & Entertainment Company is the owner of the Hall of Fame Village, a multi-use sports, entertainment and media destination centered around the Pro Football Hall of Fame’s campus. Additional information on the Company can be found at www.HOFREco.com.

Forward-Looking Statements

Certain statements made herein are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words and phrases such as “plan,” “opportunity,” “future,” “will,” “goal,” “enable,” “pipeline,” “transition,” “move forward,” “towards,” “build out,” “coming,” “commitment,” and “look forward” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on current beliefs and expectations of the Company’s management on information currently available and are subject to uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause or contribute to our results differing materially from those expressed or implied by forward-looking statements include, but are not limited to, those discussed in the section titled “Risk Factors” included in our Form 10-K for the fiscal year ended December 31, 2023 as filed the Securities and Exchange Commission (“SEC”) on March 25, 2024, and in our reports subsequently filed with the SEC.

Media/Investor Contacts:

Media Inquiries: public.relations@hofreco.com

Investor Inquiries: investor.relations@hofreco.com